EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated March 15, 2022 related to the consolidated financial statements of HyreCar, Inc. as of December 31, 2021 and 2020 and for the years then ended. We also consent to the reference to us in the “Experts” section of the Registration Statement.

/s/ dbbmckennon

San Diego, California

September 28, 2022